Exhibit 99

Contact:	L-3 Communications Holdings, Inc.
	Corporate Communications	For Immediate Release
212-697-1111

L-3 Announces Third Quarter 2014 Results

—	Diluted earnings per share of $1.78
—	Net sales of $2.9 billion
—	Net cash from operating activities of $390 million
—	Funded orders of $2.4 billion, funded backlog of $10.1 billion
—	Increases planned share repurchases for 2014 by $125 million to $825 million
—	Updates 2014 financial guidance
—	Issues preliminary financial outlook for 2015

NEW YORK, October 30, 2014 – L-3 Communications Holdings, Inc. (NYSE: LLL) today reported diluted earnings per share (diluted EPS) of $1.78 for the quarter ended September 26, 2014 (2014 third quarter), compared to $2.19 for the quarter ended September 27, 2013 (2013 third quarter). The 2014 third quarter included outside accounting and legal advisory costs of $24 million ($15 million after income taxes, or $0.17 per diluted share) incurred for the company’s internal review of its Aerospace Systems segment. The 2014 third quarter also included tax benefits of $9 million ($0.10 per diluted share) compared to tax benefits of $24 million ($0.26 per diluted share) in the 2013 third quarter. Net sales of $2.9 billion for the 2014 third quarter decreased by 2% compared to the 2013 third quarter.

As disclosed on October 10, 2014, the company has completed the internal review related to instances of misconduct and accounting errors at its Aerospace Systems segment (Internal Review). Upon completion of the Internal Review, the company filed its Quarterly Report on Form 10-Q for the second quarter ended June 27, 2014, as well as amendments to revise its previously issued Quarterly Report on Form 10-Q for the first quarter ended March 28, 2014 and its Annual Report on Form 10-K for the year ended December 31, 2013 (the “Revised Financial Statements”). Unrelated to the Internal Review, the Revised Financial Statements also corrected for: (1) an accounting error, primarily for understated interest income, related to a sales-type lease transaction within the Electronic Systems segment and (2) previously identified immaterial errors already recognized in the financial statements but not recorded in the appropriate periods. Details of the revisions that impacted the 2013 third quarter and the year-to-date period ended September 27, 2013 (2013 year-to-date period) are presented on tables E through I of this release.

“While we are disappointed by the performance at Aerospace Systems, the rest of our business segments performed well during the third quarter. We generated strong cash flow while executing our strategy of growing our international and commercial businesses,” said Michael T. Strianese, chairman, president and chief executive officer. The operational synergies and efficiencies we have achieved across the company continue to differentiate us and provide innovative and affordable solutions for our customers. Going forward, we will continue to address the environment and meet the challenges we face. The defense down cycle is near its end and we are well positioned to capitalize on emerging opportunities.”

“Our ongoing focus on returning cash to our shareholders resulted in our repurchasing $80 million of our common stock and paying dividends of $51 million for the quarter, for a total of $571 million of cash returned to our shareholders through September 26, 2014. We are continually strengthening our long-term customer relationships and building new ones that position us to capitalize on emerging opportunities, pursue adjacent markets and retain the number one or two position in the businesses that drive our growth.”

L-3 Announces Results for the 2014 Third Quarter	Page 2

Key competitive wins for the quarter included: (1) a foreign military contract to modernize the avionics suite for five Argentine Air Force C-130 transport aircraft, (2) a contract to provide maintenance for the U.S. Air Force Air Education and Training Command for its fleet of T-1A, T-6 and T-38 aircraft, (3) a foreign military contract for two SPYDR aircraft, providing airborne Intelligence, Surveillance, and Reconnaissance (ISR) capabilities, (4) a contract to provide information technology (IT) Enterprise managed services for the National Geospatial-Intelligence Agency consolidating current, disparate IT programs, (5) a contract to provide IT infrastructure support services to Montgomery County, Maryland, (6) a contract to provide training systems installation and removal, and engineering design and logistics support items for the U.S. Navy’s Battle Force Tactical Trainer and (7) a foreign military contract to develop the Hawk Oman Training System (HOTS), which will prepare Royal Air Force of Oman pilots to operate BAE Systems’ Hawk MK166 Advanced Trainer aircraft.

L-3 Consolidated Results

	Third Quarter Ended			Year-to-Date Ended
($ in millions, except per share data, 2013 as revised)	Sept. 26, 2014	Sept. 27, 2013(1)	Increase/ (decrease)	Sept. 26, 2014	Sept. 27, 2013(1)	Increase/ (decrease)

Net sales	$2,940	$3,002	(2)%	$8,916	$9,388	(5)%

Operating income	$257	$306	(16)%	$782	$906	(14)%

Operating margin	8.7%	10.2%	(150) bpts	8.8%	9.7%	(90) bpts

Interest expense	$47	$44	7%	$129	$131	(2)%

Interest and other income, net	$5	$4	25%	$14	$14	—%

Effective income tax rate	27.0%	23.3%	370 bpts	29.5%	27.5%	200 bpts

Net income attributable to L-3	$154	$200	(23)%	$461	$566	(19)%

Diluted EPS	$1.78	$2.19	(19)%	$5.21	$6.20	(16)%

Diluted weighted average common shares outstanding	86.6	91.3	(5)%	88.4	91.3	(3)%

(1)  See Tables E and F for the revisions to the previously reported unaudited condensed consolidated statements of operations for the third quarter and the year-to-date period ended September 27, 2013.

Third Quarter Results of Operations: For the 2014 third quarter, consolidated net sales of $2.9 billion decreased $62 million, or 2%, compared to the 2013 third quarter. Sales to the U.S. Government, including sales from acquired businesses(1) of $23 million, declined 4%, or $88 million, to $2,098 million in the 2014 third quarter, compared to $2,186 million in the 2013 third quarter. This decrease was partially offset by an increase in net sales to international and commercial customers of 3%, or $26 million, to $842 million in the 2014 third quarter, compared to $816 million in the 2013 third quarter. Net sales to international and commercial customers, as a percentage of consolidated net sales, increased to 29% for the 2014 third quarter as compared to 27% for the 2013 third quarter.

Operating income for the 2014 third quarter of $257 million decreased $49 million, or 16%, compared to the 2013 third quarter. Operating income as a percentage of sales (operating margin) decreased by 150 basis points to 8.7% for the 2014 third quarter compared to 10.2% for the 2013 third quarter. Operating margin decreased by: (1) 100 basis points primarily due to less favorable contract performance adjustments at the Aerospace Systems segment and lower sales and mix changes at the Electronic Systems segment, (2) 90 basis points due to $24 million of outside accounting and legal advisory costs incurred for the Internal Review and (3) 30 basis points due to an $8 million reduction in the estimated value of accrued contingent consideration for business acquisitions in the 2013 third quarter that did not recur. These decreases were partially offset by lower pension expense of $22 million, which increased operating margin by 70 basis points. See the reportable segment results below for additional discussion of sales and operating margin trends.

The effective tax rate for the 2014 third quarter increased to 27.0% from 23.3%. The increase is primarily due to the reversal of accrued amounts of $10 million in the 2013 third quarter for the expiration of the statutes of limitations for several tax returns.

(1)	Net sales from acquired businesses are comprised of: (i) net sales from business acquisitions that are included in L-3’s actual results for less than 12 months, less (ii) net sales from business and product line divestitures that are included in L-3’s actual results for the 12 months prior to the divestitures.

L-3 Announces Results for the 2014 Third Quarter	Page 3

Net income attributable to L-3 in the 2014 third quarter decreased 23% to $154 million compared to the 2013 third quarter, and diluted EPS decreased 19% to $1.78 from $2.19. Diluted weighted average common shares outstanding for the 2014 third quarter declined by 5% compared to the 2013 third quarter due to repurchases of L-3 common stock.

Year-to-Date Results of Operations: For the year-to-date period ended September 26, 2014 (2014 year-to-date period), consolidated net sales of $8.9 billion decreased $472 million, or 5%, compared to the 2013 year-to-date period. Sales to the U.S. Government, including sales from acquired businesses of $58 million, declined 8%, or $556 million, to $6,376 million in the 2014 year-to-date period, compared to $6,932 million in the 2013 year-to-date period. This decrease was partially offset by an increase in net sales to international and commercial customers of 3%, or $84 million, to $2,540 million in the 2014 year-to-date period, compared to $2,456 million in the 2013 year-to-date period. Net sales to international and commercial customers, as a percentage of consolidated net sales, increased to 28% for the 2014 year-to-date period as compared to 26% for the 2013 year-to-date period.

Operating income for the 2014 year-to-date period of $782 million decreased $124 million, or 14%, compared to the 2013 year-to-date period. Operating margin decreased by 90 basis points to 8.8% for the 2014 year-to-date period compared to 9.7% for the 2013 year-to-date period. Charges in connection with the Internal Review totaled $75 million in the 2014 year-to-date period compared to $36 million in the 2013 year-to-date period, which reduced operating margin by 40 basis points. Operating margin declined by 30 basis points due to $24 million of outside accounting and legal advisory costs incurred for the Internal Review. Additionally, operating margin decreased by: (1) 70 basis points primarily due to lower sales and mix changes at the Electronic Systems and Aerospace Systems segments, (2) 20 basis points primarily due to unfavorable contract performance adjustments for the Aerospace Systems segment and (3) 10 basis points due to the $8 million reduction in accrued contingent consideration for business acquisitions and an increase in severance charges of $4 million to $23 million. These decreases were partially offset by lower pension expense of $70 million, which increased operating margin by 80 basis points. See the reportable segment results below for additional discussion of sales and operating margin trends.

The effective tax rate for the 2014 year-to-date period increased to 29.5% from 27.5%. The increase is primarily due to the retroactive reinstatement in January 2013 of the U.S. Federal research and experimentation (R&E) tax credit for all of 2012 and the 2013 year-to-date periods that did not recur in 2014, and the 2013 year-to-date period reversal of the $10 million of accrued amounts discussed above.

Net income attributable to L-3 in the 2014 year-to-date period decreased 19% to $461 million compared to the 2013 year-to-date period, and diluted EPS decreased 16% to $5.21 from $6.20. Diluted weighted average common shares outstanding for the 2014 year-to-date period declined by 3% compared to the 2013 year-to-date period due to repurchases of L-3 common stock.

Orders: Funded orders for the 2014 third quarter were $2.4 billion, a decline of 10% compared to the 2013 third quarter. Funded orders for the 2014 year-to-date period were $8.7 billion compared to $9.1 billion for the 2013 year-to-date period. Funded backlog decreased 2% to $10.1 billion at September 26, 2014 compared to $10.4 billion at December 31, 2013.

Cash Flow and Cash Returned to Shareholders: Net cash from operating activities increased by $169 million, or 76%, to $390 million for the 2014 third quarter, compared to $221 million for the 2013 third quarter. The increase in net cash from operating activities was due to reductions in working capital primarily for billed receivables, contracts in process and inventories, partially offset by lower net income.

Net cash from operating activities decreased by $12 million, or 2%, to $605 million for the 2014 year-to-date period, compared to $617 million for the 2013 year-to-date period. The decrease in net cash from operating activities was due to the decrease in net income, partially offset by higher non-cash expenses primarily due to deferred income taxes and reductions in working capital, primarily for billed receivables and advance payments and billings in excess of costs incurred.

L-3 Announces Results for the 2014 Third Quarter	Page 4

The table below summarizes the cash returned to shareholders during the 2014 and 2013 third quarter and the year-to-date periods.

	Third Quarter Ended		Year-to-Date Ended
($ in millions)	Sept. 26, 2014	Sept. 27, 2013	Sept. 26, 2014	Sept. 27, 2013

Net cash from operating activities	$390	$221	$605	$617
Capital expenditures, net of dispositions	(46)	(36)	(111)	(137)

Free cash flow(1)	$344	$185	$494	$480

Dividends paid	$51	$50	$158	$151
Common stock repurchases	80	156	413	404

Cash returned to shareholders	$131	$206	$571	$555

Percent of free cash flow returned to shareholders	38%	111%	116%	116%

(1)  Free cash flow is defined as net cash from operating activities less net capital expenditures (capital expenditures less cash proceeds from dispositions of property, plant and equipment) plus income tax payments attributable to discontinued operations. Free cash flow represents cash generated after paying for interest on borrowings, income taxes, pension benefit contributions, capital expenditures and changes in working capital, but before repaying principal amount of outstanding debt, paying cash dividends on common stock, repurchasing shares of our common stock, investing cash to acquire businesses, and making other strategic investments. Thus, a key assumption underlying free cash flow is that the company will be able to refinance its existing debt. Because of this assumption, free cash flow is not a measure that should be relied upon to represent the residual cash flow available for discretionary expenditures.

Reportable Segment Results

Electronic Systems

	Third Quarter Ended			Year-to-Date Ended
($ in millions, 2013 as revised)	Sept. 26, 2014	Sept. 27, 2013(1)	Decrease	Sept. 26, 2014	Sept. 27, 2013(1)	Increase/ (decrease)
Net sales	$1,106	$1,111	(0.5)%	$3,286	$3,347	(1.8)%
Operating income	$125	$144	(13.2)%	$383	$388	(1.3)%
Operating margin	11.3%	13.0%	(170) bpts	11.7%	11.6%	10 bpts
(1) See Tables G and H for the revisions to the previously reported segment net sales, operating income and operating margin.

Third Quarter: Electronic Systems net sales for the 2014 third quarter decreased by $5 million, or less than 1%, compared to the 2013 third quarter. Sales decreased: (1) $17 million for Sensor Systems primarily due to lower volume for airborne EO/IR turrets due to the U.S. military drawdown from Afghanistan, partially offset by new orders for EO/IR turrets on maritime patrol aircraft for the U.S. Navy, (2) $14 million for Warrior Systems due to lower demand for holographic weapons sights for the commercial sporting and recreational markets and (3) $9 million for Power & Propulsion Systems due to lower volume for power devices due to completed contracts with the U.S. military. These decreases were partially offset by sales increases of $25 million primarily for Security & Detection Systems due to increased volume for airport security system products for international customers and the Transportation Security Administration (TSA). The Mustang Technology Group acquisition increased sales by $10 million.

Electronic Systems operating income for the 2014 third quarter decreased by $19 million, or 13%, compared to the 2013 third quarter. Operating margin decreased by 170 basis points to 11.3%. Operating margin declined by 200 basis points primarily due to lower sales and mix changes for Sensor Systems, Aviation Products and Power & Propulsion Systems. Operating margin also declined by 50 basis points due to a $5 million reduction in the estimated value of accrued contingent consideration for business acquisitions in the 2013 third quarter that did not recur. These decreases were partially offset by 60 basis points due to lower pension expense of $7 million and 20 basis points due to lower severance costs of $2 million.

Year-to-Date: Electronic Systems net sales for the 2014 year-to-date period decreased by $61 million, or 2%, compared to the 2013 year-to-date period. Sales decreased: (1) $89 million for Sensor Systems primarily due to the completion of a contract for force protection products for a foreign ministry of defense and lower volume for airborne EO/IR turrets due to the U.S. military drawdown from Afghanistan, (2) $83 million for Precision Engagement & Training due to reduced deliveries of U.S. Army rotary wing training systems for the Flight School XXI program, lower volume for upgrades for F/A-18 flight simulator trainers, completed contracts for guidance products and reduced volume for ordnance products for the U.S. Army and (3) $22 million primarily

L-3 Announces Results for the 2014 Third Quarter	Page 5

for Warrior Systems due to lower demand for holographic weapons sights for the commercial sporting and recreational markets. These decreases were partially offset by sales increases of: (1) $49 million for Power & Propulsion Systems due to increased volume on certain contracts, including an engine contract to a foreign military and the Missile Defense Agency, (2) $31 million primarily due to $20 million for the timing of deliveries of international and commercial shipbuilding products, and $11 million for foreign currency translation and (3) $24 million primarily for Security & Detection Systems due to increased volume for airport security system products from international customers and the TSA. The Mustang Technology Group acquisition increased sales by $29 million.

Electronic Systems operating income for the 2014 year-to-date period decreased by $5 million, or 1%, compared to the 2013 year-to-date period. Operating margin increased by 10 basis points to 11.7%. Operating margin increased by 70 basis points due to lower pension expense of $23 million and 40 basis points primarily due to improved contract performance, primarily for Precision Engagement & Training. These increases were partially offset by 80 basis points primarily due to lower sales at Sensor Systems, 10 basis points due to the $5 million reduction in accrued contingent consideration in the 2013 year-to-date period and 10 basis points due to higher severance costs of $4 million.

Aerospace Systems

	Third Quarter Ended			Year-to-Date Ended
($ in millions, 2013 as revised)	Sept. 26, 2014	Sept. 27, 2013(1)	Decrease	Sept. 26, 2014	Sept. 27, 2013(1)	Decrease
Net sales	$1,035	$1,091	(5.1)%	$3,169	$3,412	(7.1)%
Operating income	$64	$105	(39.0)%	$196	$336	(41.7)%
Operating margin	6.2%	9.6%	(340) bpts	6.2%	9.8%	(360) bpts
(1) See Tables G and H for the revisions to the previously reported segment net sales, operating income and operating margin.

Third Quarter: Aerospace Systems net sales for the 2014 third quarter decreased by $56 million, or 5%, compared to the 2013 third quarter. Sales decreased $82 million for Platform Systems. This decrease was partially offset by an increase in sales of $26 million for ISR Systems. Sales for Logistics Solutions remained substantially the same. Platform Systems sales decreased: (1) $29 million primarily due to lower volume from timing and contracts nearing completion for the U.S. Air Force (USAF), (2) $24 million primarily due to lower volume for modification contracts for the U.S. Army and the U.S. Navy maritime patrol aircraft, (3) $17 million primarily due to reduced deliveries of aircraft cabin assemblies and subassemblies and (4) $16 million primarily due to lower volume for aircraft maintenance for the Canadian Department of National Defence (DND) due to timing and reduced funding. These decreases were partially offset by a sales increase of $4 million for the Australia C-27J aircraft. The increase in sales for ISR Systems was primarily due to higher volume for ISR aircraft systems, primarily due to the timing of aircraft modifications.

Aerospace Systems operating income for the 2014 third quarter decreased by $41 million, or 39%, compared to the 2013 third quarter. Operating margin declined by 340 basis points to 6.2%. Operating margin declined by: (1) 230 basis points due to $24 million of charges for outside accounting and legal advisory costs incurred for the Internal Review and (2) 200 basis points due to unfavorable contract performance adjustments on international head-of-state aircraft modification contracts in the 2014 third quarter, compared to favorable contract performance adjustments on a number of contracts in the 2013 third quarter, primarily at Platform Systems. These decreases were partially offset by 90 basis points due to lower pension expense of $9 million.

Year-to-Date: Aerospace Systems net sales for the 2014 year-to-date period decreased by $243 million, or 7%, compared to the 2013 year-to-date period. Sales decreased $213 million for Platform Systems and $30 million for ISR Systems. Sales for Logistics Solutions remained substantially the same. Platform Systems sales decreased: (1) $75 million due to lower USAF volume, (2) $74 million primarily due to lower volume for U.S. Navy maritime patrol aircraft, (3) $55 million primarily due to lower volume for the DND and commercial contracts nearing completion and (4) $41 million due to reduced deliveries of aircraft cabin assemblies and subassemblies. These decreases were partially offset by a sales increase of $32 million due to the timing of contract deliverables for the Australia C-27J aircraft. ISR Systems sales declined primarily due to lower sales and volume for small ISR aircraft and aircraft systems due to the U.S. military drawdown in Afghanistan, partially offset by higher volume for ISR platforms primarily for foreign military customers.

L-3 Announces Results for the 2014 Third Quarter	Page 6

Aerospace Systems operating income for the 2014 year-to-date period decreased by $140 million, or 42%, compared to the 2013 year-to-date period. Operating margin declined by 360 basis points to 6.2%. Operating margin declined by: (1) 150 basis points primarily due to lower sales and mix changes, (2) 120 basis points due to $39 million of higher charges associated with the Internal Review, including unfavorable contract performance adjustments for Platform Systems and increases in reserves for excess and obsolete inventory and physical inventory adjustments for Logistics Solutions, (3) 100 basis points primarily due to unfavorable contract performance adjustments at Platform Systems and (4) 70 basis points due to $24 million of charges for outside accounting and legal advisory costs incurred for the Internal Review. These decreases were partially offset by 80 basis points due to lower pension expense of $25 million.

Communication Systems

	Third Quarter Ended			Year-to-Date Ended
($ in millions, 2013 as revised)	Sept. 26, 2014	Sept. 27, 2013	Increase	Sept. 26, 2014	Sept. 27, 2013(1)	Increase/ (decrease)
Net sales	$493	$477	3.4%	$1,516	$1,644	(7.8)%
Operating income	$49	$31	58.1%	$147	$116	26.7%
Operating margin	9.9%	6.5%	340 bpts	9.7%	7.1%	260 bpts
(1) See Table H for the revision to the previously reported segment net sales, operating income and operating margin.

Third Quarter: Communication Systems net sales for the 2014 third quarter increased by $16 million, or 3%, compared to the 2013 third quarter. Sales increased $11 million for Space & Power Systems primarily due to increased deliveries of power devices for commercial satellites and $11 million for Advanced Communication Systems primarily due to timing of deliveries for secure communications devices for a U.S. Government agency. Sales also increased $5 million for Broadband Communication Systems primarily due to increased volume for airborne datalinks for unmanned platforms for the USAF. These increases were partially offset by decreases of $11 million for Tactical Satellite Communications products due to lower demand and timing of deliveries of mobile and ground-based satellite communication systems for the U.S military.

Communication Systems operating income for the 2014 third quarter increased by $18 million, or 58%, compared to the 2013 third quarter. Operating margin increased by 340 basis points to 9.9%. Operating margin increased by 220 basis points primarily due to improved productivity and 120 basis points due to lower pension expense of $6 million.

Year-to-Date: Communication Systems net sales for the 2014 year-to-date period decreased by $128 million, or 8%, compared to the 2013 year-to-date period. Sales decreased $130 million for Broadband Communication Systems primarily due to: (1) lower volume for airborne and ground-based networked communication systems as contracts near completion and demand declines due to sequestration and other DoD budget reductions, (2) lower U.S. Army demand for remote video terminals and ISR support services driven by the U.S. military drawdown from Afghanistan and (3) the completion of a specialty radio frequency (RF) contract for the U.S. Army. Sales also decreased $53 million for Tactical Satellite Communications products primarily due to lower demand and timing of deliveries of mobile and ground-based satellite communication systems for the U.S. military. These decreases were partially offset by an increase of $55 million for Space & Power Systems primarily due to increased deliveries of power devices for commercial satellites.

Communication Systems operating income for the 2014 year-to-date period increased by $31 million, or 27%, compared to the 2013 year-to-date period. Operating margin increased by 260 basis points to 9.7%. Operating margin increased by: (1) 140 basis points due to lower pension expense of $22 million, (2) 70 basis points due to improved productivity, (3) 40 basis points primarily due to lower development and production costs for Broadband Communication Systems and (4) 10 basis points due to lower severance costs of $1 million.

L-3 Announces Results for the 2014 Third Quarter	Page 7

NSS

	Third Quarter Ended			Year-to-Date Ended
($ in millions)	Sept. 26, 2014	Sept. 27, 2013	Decrease	Sept. 26, 2014	Sept. 27, 2013	Decrease
Net sales	$306	$323	(5.3)%	$945	$985	(4.1)%
Operating income	$19	$26	(26.9)%	$56	$66	(15.2)%
Operating margin	6.2%	8.0%	(180) bpts	5.9%	6.7%	(80) bpts

Third Quarter: NSS net sales for the 2014 third quarter decreased by $17 million, or 5%, compared to the 2013 third quarter. Sales declined by: (1) $20 million for Defense Solutions primarily due to lower demand and contracts nearing completion, partially offset by an IT services contract for the U.S. Army reserve that began in the 2013 third quarter and (2) $10 million for Intelligence Solutions due to work scope reductions on a technical support contract for a U.S. Government agency due to U.S. Government sequestration cuts. The Data Tactics acquisition increased sales by $13 million.

NSS operating income for the 2014 third quarter decreased by $7 million, or 27%, compared to the 2013 third quarter. Operating margin decreased by 180 basis points to 6.2%. Operating margin decreased by: (1) 120 basis points primarily due to lower sales, sales mix changes and lower margins on new business due to competitive pricing pressure and (2) 60 basis points due to unfavorable contract performance adjustments in the 2014 third quarter, compared to favorable contract performance adjustments in the 2013 third quarter.

Year-to-Date: NSS net sales for the 2014 year-to-date period decreased by $40 million, or 4%, compared to the 2013 year-to-date period. Sales declined by: (1) $31 million for Federal Solutions primarily due to the completion of a contract for the National Oceanic and Atmospheric Administration, (2) $25 million for Intelligence Solutions primarily due to U.S. Government sequestration cuts and (3) $13 million for Defense Solutions primarily due to lower demand and contracts nearing completion, partially offset by an IT services contract for the U.S. Army reserve. The Data Tactics acquisition increased sales by $29 million.

NSS operating income for the 2014 year-to-date period decreased by $10 million, or 15%, compared to the 2013 year-to-date period. Operating margin decreased by 80 basis points to 5.9%. Operating margin decreased by 40 basis points primarily due to lower margins on new business due to competitive pricing pressure and 40 basis points due to less favorable contract performance adjustments.

L-3 Announces Results for the 2014 Third Quarter	Page 8

Financial Guidance

Based on information known as of today, the company has updated its consolidated and segment financial guidance for the year ending December 31, 2014, previously provided on July 31, 2014, and has provided a preliminary 2015 financial outlook, as presented in the tables below. All financial guidance and the 2015 outlook are estimates subject to change in the future, including as a result of matters discussed under the “Forward-Looking Statements” cautionary language beginning on page 10 and the impact, if any, of the litigation and investigations relating to the matters subject to our Internal Review. The company undertakes no duty to update its guidance.

Consolidated 2014 Financial Guidance
($ in millions, except per share data)
	Current	Preliminary July 31, 2014

Net sales	$12,025 to $12,125	$12,025 to $12,225
Operating margin	9.2%	9.9%
Interest expense	$179	$178
Interest and other income	$18	$14
Effective tax rate	30.0%	32.0%
Diluted shares	87.7	87.5
Diluted EPS	$7.30 to $7.50	$7.90 to $8.10
Net cash from operating activities	$1,070 to $1,120	$1,095 to $1,145
Capital expenditures, net of dispositions of property, plant and equipment	(195)	(195)

Free cash flow	$875 to $925	$900 to $950

Segment 2014 Financial Guidance
($ in millions)
	Current	Preliminary July 31, 2014

Net Sales:
Electronic Systems	$4,525 to $4,575	$4,450 to $4,550
Aerospace Systems	$4,325 to $4,375	$4,450 to $4,550
Communication Systems	$1,900 to $1,950	$1,825 to $1,925
NSS	$1,225 to $1,275	$1,200 to $1,300

Operating Margins:
Electronic Systems	11.7% to 11.9%	11.7% to 11.9%
Aerospace Systems	6.9% to 7.1%	9.0% to 9.2%
Communication Systems	9.6% to 9.8%	9.6% to 9.8%
NSS	6.4% to 6.6%	6.4% to 6.6%

The revisions to our Current Guidance compared to our Preliminary Guidance include:

—	a decrease in consolidated net sales, at the mid-point, of $50 million due to a reduction in net sales of $150 million for the Aerospace Systems segment primarily due to order delays, partially offset by increases in net sales of $50 million for each of the Electronic Systems and Communication Systems segments due to the timing of awards,
—	a 70 basis point decrease in consolidated operating margin due to a reduction of 210 basis points for the Aerospace Systems segment operating margin. The Aerospace Systems segment operating margin reduction is due to: (i) an additional $41 million of charges related to the Internal Review for the first half of 2014, (ii) expected lower profitability of $24 million in the second half of 2014 for the Platform Systems and Logistics Solutions sectors related to findings from the Internal Review, (iii) an additional $10 million of outside accounting and legal advisory costs to perform the Internal Review, and (iv) lower sales due to order delays and reductions and less favorable contract performance in the second half of 2014, unrelated to the Internal Review,

L-3 Announces Results for the 2014 Third Quarter	Page 9

—	a 200 basis point reduction in the effective tax rate primarily due to discrete tax benefits and reduced taxes on foreign earnings,
—	a decrease in cash flow from operating activities due to reduced cash flow for the Aerospace Systems segment (primarily as a result of the completion of the Internal Review), partially offset by lower expected income tax payments, and
—	an increase in planned share repurchases for 2014 of $125 million to $825 million.

The following table presents our preliminary financial outlook for 2015.

Preliminary 2015 Financial Outlook
($ in millions, except per share data)
Net sales	$11,800
Operating margin	9.3%
Interest expense	$189
Interest and other income	$17
Effective tax rate	32.0%
Diluted shares	82.8
Diluted EPS	$7.50
Free cash flow	$925

The 2015 preliminary outlook includes a net pension expense increase of $73 million to $43 million for 2015 compared to an estimate of $30 million net pension income for 2014. This estimated increase in net pension expense will reduce 2015 operating margin by approximately 60 basis points and diluted EPS by $0.56. The increase is due to: (i) $49 million for an 86 basis points decline in the estimated weighted average discount rate to 4.17% from 5.03% at December 31, 2013, (ii) $12 million for the reduction of 2015 recoverable pension costs under Government Cost Accounting Standards as a result of the passage of the Highway and Transportation Funding Act of 2014, and (iii) $12 million for other changes in actuarial assumptions, primarily mortality rates.

The current guidance for 2014 and the preliminary outlook for 2015 exclude any potential non-cash goodwill impairment charges, for which the information is presently unknown, and assume that the R&E tax credit that expired on December 31, 2013 is not enacted for 2014 or 2015. Additional financial information regarding the 2014 third quarter results, the 2014 guidance and 2015 preliminary outlook is available on the company’s website at www.L-3com.com.

L-3 Announces Results for the 2014 Third Quarter	Page 10

Conference Call

In conjunction with this release, L-3 will host a conference call today, Thursday, October 30, 2014 at 11:00 a.m. ET that will be simultaneously broadcast over the Internet. Michael T. Strianese, chairman, president and chief executive officer, and Ralph G. D’Ambrosio, senior vice president and chief financial officer, will host the call.

11:00 a.m.   ET

10:00 a.m.   CT

  9:00 a.m.   MT

  8:00 a.m.   PT

Listeners may access the conference call live over the Internet at the company’s website at:

http://www.L-3com.com

Please allow fifteen minutes prior to the call to visit our website to download and install any necessary audio software. The archived version of the call may be accessed at our website or by dialing (877) 344-7529 passcode: 10054066, beginning approximately two hours after the call ends and will be available until the company’s next quarterly earnings release.

Headquartered in New York City, L-3 employs approximately 48,000 people worldwide and is a prime contractor in aerospace systems and national security solutions. L-3 is also a leading provider of a broad range of communication and electronic systems and products used on military and commercial platforms. The company reported 2013 (revised) sales of $12.6 billion.

To learn more about L-3, please visit the company’s website at www.L-3com.com. L-3 uses its website as a channel of distribution of material company information. Financial and other material information regarding L-3 is routinely posted on the company’s website and is readily accessible.

Forward-Looking Statements

Certain of the matters discussed in this press release, including information regarding the company’s 2014 financial guidance and preliminary 2015 financial outlook are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than historical facts, may be forward-looking statements, such as “may,” “will,” “should,” “likely,” “projects,” ‘‘expects,’’ ‘‘anticipates,’’ ‘‘intends,’’ ‘‘plans,’’ ‘‘believes,’’ ‘‘estimates,’’ and similar expressions are used to identify forward-looking statements. The company cautions investors that these statements are subject to risks and uncertainties many of which are difficult to predict and generally beyond the company’s control that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. Some of the factors that could cause actual results to differ include, but are not limited to, the following: the effect, if any, of the results of our Internal Review on our customer relationships, financial condition or results of operations or our internal controls over financial reporting; our dependence on the defense industry; backlog processing and program slips resulting from delayed funding of the Department of Defense (DoD) budget; U.S. Government failure to raise the debt ceiling; our reliance on contracts with a limited number of customers and the possibility of termination of government contracts by unilateral government action or for failure to perform; the extensive legal and regulatory requirements surrounding many of our contracts; our ability to retain our existing business and related contracts; our ability to successfully compete for and win new business; or, identify, acquire and integrate additional businesses; our ability to maintain and improve our operating margin; the availability of government funding and changes in customer requirements for our products and services; our significant amount of debt and the restrictions contained in our debt agreements; our ability to continue to recruit, retain and train our employees; actual future interest rates, volatility and other assumptions used in the determination of pension benefits and equity based compensation, as well as the market performance of benefit plan assets; our collective bargaining agreements, our ability to successfully negotiate contracts with labor unions and our ability to favorably resolve labor disputes should they arise; the business, economic and political conditions in the markets in which we operate; global economic uncertainty; the DoD’s Better Buying Power and other efficiency initiatives; events beyond our control such as acts of terrorism; our ability to perform contracts on schedule; our international operations; our extensive use of fixed-price type revenue arrangements; the rapid change of technology and high level of competition in which our businesses participate; our introduction of new products into commercial markets or our investments in civil and commercial products or companies; the outcome of litigation matters; results of audits by U.S. Government

L-3 Announces Results for the 2014 Third Quarter	Page 11

agencies and of on-going governmental investigations; the impact on our business of improper conduct by our employees, agents or business partners; ultimate resolution of contingent matters, claims and investigations relating to acquired businesses, and the impact on the final purchase price allocations; and the fair values of our assets.

Our forward-looking statements speak only as of the date of this press release or as of the date they were made, and we undertake no obligation to update forward-looking statements. For a more detailed discussion of these factors, also see the information under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our amendment to our Annual Report on Form 10-K/A for the year ended December 31, 2013 filed on October 10, 2014 and in the quarterly report on Form 10-Q for the quarterly period ended June 27, 2014 and any material updates to these factors contained in any of our future filings.

As for the forward-looking statements that relate to future financial results and other projections, actual results will be different due to the inherent uncertainties of estimates, forecasts and projections and may be better or worse than projected and such differences could be material. Given these uncertainties, you should not place any reliance on these forward-looking statements.

# # #

– Financial Tables Follow –

Table A

L-3 COMMUNICATIONS HOLDINGS, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share data, 2013 as revised)

	Third Quarter Ended(a)		Year-to-Date Ended
	Sept. 26, 2014	Sept. 27, 2013(b)	Sept. 26, 2014	Sept. 27, 2013(b)
Net sales	$2,940	$3,002	$8,916	$9,388
Cost of sales	(2,683)	(2,696)	(8,134)	(8,482)

Operating income	257	306	782	906
Interest expense	(47)	(44)	(129)	(131)
Interest and other income, net	5	4	14	14

Income before income taxes	215	266	667	789
Provision for income taxes	(58)	(62)	(197)	(217)

Net income	157	204	470	572
Net income attributable to noncontrolling interests	(3)	(4)	(9)	(6)

Net income attributable to L-3	$154	$200	$461	$566

Earnings per share attributable to L-3 Holdings’ common shareholders:
Basic	$1.81	$2.23	$5.38	$6.30

Diluted	$1.78	$2.19	$5.21	$6.20

L-3 Holdings’ weighted average common shares outstanding:
Basic	85.1	89.6	85.7	89.9

Diluted	86.6	91.3	88.4	91.3

(a)	It is the company’s established practice to close its books for the quarters ending March, June and September on the Friday nearest to the end of the calendar quarter. The interim financial statements and tables of financial information included herein have been prepared and are labeled based on that convention. The company closes its annual books on December 31 regardless of what day it falls on.
(b)	See Tables E and F for the revisions to the previously reported unaudited condensed consolidated statements of operations for the third quarter and the year-to-date period ended September 27, 2013.

Table B

L-3 COMMUNICATIONS HOLDINGS, INC.

UNAUDITED SELECT FINANCIAL DATA

(in millions, 2013 as revised)

	Third Quarter Ended		Year-to-Date Ended
	Sept. 26, 2014	Sept. 27, 2013(a)	Sept. 26, 2014	Sept. 27, 2013(a)
Segment operating data
Net sales:
Electronic Systems	$1,106	$1,111	$3,286	$3,347
Aerospace Systems	1,035	1,091	3,169	3,412
Communication Systems	493	477	1,516	1,644
NSS	306	323	945	985

Total	$2,940	$3,002	$8,916	$9,388

Operating income:
Electronic Systems	$125	$144	$383	$388
Aerospace Systems	64	105	196	336
Communication Systems	49	31	147	116
NSS	19	26	56	66

Total	$257	$306	$782	$906

Operating margin:
Electronic Systems	11.3%	13.0%	11.7%	11.6%
Aerospace Systems	6.2%	9.6%	6.2%	9.8%
Communication Systems	9.9%	6.5%	9.7%	7.1%
NSS	6.2%	8.0%	5.9%	6.7%
Total	8.7%	10.2%	8.8%	9.7%
Depreciation and amortization:
Electronic Systems	$30	$28	$89	$87
Aerospace Systems	11	10	30	28
Communication Systems	13	12	38	35
NSS	2	2	8	8

Total	$56	$52	$165	$158

Funded order data
Electronic Systems	$1,147	$1,090	$3,434	$3,423
Aerospace Systems	504	743	2,929	3,168
Communication Systems	493	533	1,423	1,531
NSS	296	358	916	953

Total	$2,440	$2,724	$8,702	$9,075

			Sept. 26, 2014	Dec. 31, 2013
Period end data
Funded backlog			$10,117	$10,368

(a)	See Tables G and H for the revisions to the previously reported unaudited select financial data for the Aerospace Systems, Electronic Systems and Communication Systems segments for the third quarter and the year-to-date period ended September 27, 2013.

Table C

L-3 COMMUNICATIONS HOLDINGS, INC.

UNAUDITED CONDENSED CONSOLIDATED

BALANCE SHEETS

(in millions, 2013 as revised)

	Sept. 26, 2014	Dec. 31, 2013
ASSETS
Cash and cash equivalents	$508	$500
Billed receivables, net	871	991
Contracts in process	2,546	2,431
Inventories	371	359
Deferred income taxes	145	147
Other current assets	215	166

Total current assets	4,656	4,594

Property, plant and equipment, net	1,072	1,042
Goodwill	7,784	7,796
Identifiable intangible assets	263	285
Deferred debt issue costs	28	24
Other assets	238	247

Total assets	$14,041	$13,988

LIABILITIES AND EQUITY
Accounts payable, trade	$415	$541
Accrued employment costs	577	545
Accrued expenses	400	458
Advance payments and billings in excess of costs incurred	609	576
Income taxes	25	31
Other current liabilities	366	383

Total current liabilities	2,392	2,534

Pension and postretirement benefits	684	727
Deferred income taxes	649	635
Other liabilities	399	406
Long-term debt	3,938	3,630

Total liabilities	8,062	7,932

Shareholders’ equity	5,903	5,981
Noncontrolling interests	76	75

Total equity	5,979	6,056

Total liabilities and equity	$14,041	$13,988

Table D

L-3 COMMUNICATIONS HOLDINGS, INC.

UNAUDITED CONDENSED CONSOLIDATED

STATEMENTS OF CASH FLOWS

(in millions, 2013 as revised)

	Year-to-Date Ended
	Sept. 26, 2014	Sept. 27, 2013(a)
Operating activities
Net income	$470	$572
Depreciation of property, plant and equipment	127	122
Amortization of intangibles and other assets	38	36
Deferred income tax provision	91	38
Stock-based employee compensation expense	39	42
Contributions to employee savings plans in L-3 Holdings’ common stock	105	90
Amortization of pension and postretirement benefit plans net loss and prior service cost	11	63
Amortization of bond discounts and deferred debt issue costs (included in interest expense)	5	5
Other non-cash items	(5)	1
Changes in operating assets and liabilities, excluding amounts from acquisitions and divestitures:
Billed receivables	118	(117)
Contracts in process	(157)	(70)
Inventories	(17)	(60)
Other assets	—	(48)
Accounts payable, trade	(125)	54
Accrued employment costs	26	37
Accrued expenses	(51)	(45)
Advance payments and billings in excess of costs incurred	39	(61)
Income taxes	(4)	31
Excess income tax benefits related to share-based payment arrangements	(16)	(3)
Other current liabilities	(21)	(5)
Pension and postretirement benefits	(40)	(23)
All other operating activities	(28)	(42)

Net cash from operating activities	605	617

Investing activities
Business acquisitions, net of cash acquired	(57)	(2)
Proceeds from sale of a business and a product line	5	4
Capital expenditures	(115)	(147)
Dispositions of property, plant and equipment	4	10
Other investing activities	1	(6)

Net cash used in investing activities	(162)	(141)

Financing activities
Proceeds from sale of senior notes	996	—
Retirement of CODES	(935)	—
Borrowings under revolving credit facility	1,367	1,382
Repayment of borrowings under revolving credit facility	(1,367)	(1,382)
Common stock repurchased	(413)	(404)
Dividends paid on L-3 Holdings’ common stock	(158)	(151)
Proceeds from exercises of stock options	87	91
Proceeds from employee stock purchase plan	27	28
Excess income tax benefits related to share-based payment arrangements	16	3
Debt issue costs	(8)	—
Other financing activities	(38)	(13)

Net cash used in financing activities	(426)	(446)

Effect of foreign currency exchange rate changes on cash and cash equivalents	(9)	(2)

Net increase in cash and cash equivalents	8	28
Cash and cash equivalents, beginning of the period	500	349

Cash and cash equivalents, end of the period	$508	$377

(a)	See Table I for the revision to the previously reported unaudited consolidated statement of cash flows for nine months ended September 27, 2013.

Table E

L-3 COMMUNICATIONS HOLDINGS, INC.

UNAUDITED REVISED CONDENSED

CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE QUARTERLY PERIOD ENDED SEPTEMBER 27, 2013

(in millions, except per share data)

		Adjustments for:
	As Previously Reported	Aerospace Systems Segment Internal Review	Sales-Type Lease Transaction	Out of Period Amounts	As Revised
Net sales	$2,996	$4	$(1)	$3	$3,002
Cost of sales	(2,682)	(11)	1	(4)	(2,696)

Operating income	314	(7)	—	(1)	306
Interest expense	(44)	—	—	—	(44)
Interest and other income, net	3	—	1	—	4

Income before income taxes	273	(7)	1	(1)	266
Provision for income taxes	(65)	3	—	—	(62)

Net income	208	(4)	1	(1)	204
Net income attributable to noncontrolling interests	(4)	—	—	—	(4)

Net income attributable to L-3	$204	$(4)	$1	$(1)	$200

Earnings per share attributable to L-3 Holdings’ common shareholders:
Basic earnings per share	$2.28	$(0.05)	$0.01	$(0.01)	$2.23

Diluted earnings per share	$2.23	$(0.04)	$0.01	$(0.01)	$2.19

L-3 Holdings’ weighted average common shares outstanding:
Basic	89.6	—	—	—	89.6

Diluted	91.3	—	—	—	91.3

Table F

L-3 COMMUNICATIONS HOLDINGS, INC.

UNAUDITED REVISED CONDENSED

CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 27, 2013

(in millions, except per share data)

		Adjustments for:
	As Previously Reported	Aerospace Systems Segment Internal Review	Sales-Type Lease Transaction	Out of Period Amounts	As Revised
Net sales	$9,373	$(11)	$(4)	$30	$9,388
Cost of sales	(8,439)	(25)	5	(23)	(8,482)

Operating income	934	(36)	1	7	906
Interest expense	(131)	—	—	—	(131)
Interest and other income, net	11	—	3	—	14

Income before income taxes	814	(36)	4	7	789
Provision for income taxes	(226)	13	(1)	(3)	(217)

Net income	588	(23)	3	4	572
Net income attributable to noncontrolling interests	(6)	—	—	—	(6)

Net income attributable to L-3	$582	$(23)	$3	$4	$566

Earnings per share attributable to L-3 Holdings’ common shareholders:
Basic earnings per share	$6.47	$(0.25)	$0.04	$0.04	$6.30

Diluted earnings per share	$6.37	$(0.25)	$0.04	$0.04	$6.20

L-3 Holdings’ weighted average common shares outstanding:
Basic	89.9	—	—	—	89.9

Diluted	91.3	—	—	—	91.3

TABLE G

L-3 COMMUNICATIONS HOLDINGS, INC.

UNAUDITED REVISED SELECT SEGMENT FINANCIAL DATA

FOR THE QUARTERLY PERIOD ENDED SEPTEMBER 27, 2013

(in millions)

		Adjustments for:
	As Previously Reported	Aerospace Systems Segment Internal Review		Sales-Type Lease Transaction		Out of Period Amounts	As Revised
Electronic Systems
Net Sales	$1,112	$—		$(1)		$—	$1,111
Operating Income	$143	$—		$1	(a)	$—	$144
Operating Margin	12.9%						13.0%
Aerospace Systems
Net Sales	$1,084	$4		$—		$3	$1,091
Operating Income	$114	$(8	)(a)	$—		$(1)	$105
Operating Margin	10.5%						9.6%
Communication Systems
Net Sales	$477	$—		$—		$—	$477
Operating Income	$31	$—		$—		$—	$31
Operating Margin	6.5%						6.5%
NSS
Net Sales	$323	$—		$—		$—	$323
Operating Income	$26	$—		$—		$—	$26
Operating Margin	8.0%						8.0%

(a)	Includes rounding of $1 million.

TABLE H

L-3 COMMUNICATIONS HOLDINGS, INC.

UNAUDITED REVISED SELECT SEGMENT FINANCIAL DATA

FOR THE YEAR-TO-DATE PERIOD ENDED SEPTEMBER 27, 2013

(in millions)

		Adjustments for:
	As Previously Reported	Aerospace Systems Segment Internal Review	Sales-Type Lease Transaction	Out of Period Amounts	As Revised
Electronic Systems
Net Sales	$3,351	$—	$(4)	$—	$3,347
Operating Income	$387	$—	$1	$—	$388
Operating Margin	11.5%				11.6%
Aerospace Systems
Net Sales	$3,403	$(11)	$—	$20	$3,412
Operating Income	$375	$(36)	$—	$(3)	$336
Operating Margin	11.0%				9.8%
Communication Systems
Net Sales	$1,634	$—	$—	$10	$1,644
Operating Income	$106	$—	$—	$10	$116
Operating Margin	6.5%				7.1%
NSS
Net Sales	$985	$—	$—	$—	$985
Operating Income	$66	$—	$—	$—	$66
Operating Margin	6.7%				6.7%

Table I

L-3 COMMUNICATIONS HOLDINGS, INC.

UNAUDITED REVISED CONSOLIDATED STATEMENT OF CASH FLOWS

FOR NINE MONTHS ENDED SEPTEMBER 27, 2013

(in millions)

	As Previously Reported	Net Adjustments	As Revised
	(in millions)
Operating activities:
Net income	$588	$(16)	$572
Depreciation of property, plant and equipment	122	—	122
Amortization of intangibles and other assets	36	—	36
Deferred income tax provision	45	(7)	38
Stock-based employee compensation expense	42	—	42
Contributions to employee savings plans in L-3 Holdings’ common stock	90	—	90
Amortization of pension and postretirement benefit plans net loss and prior service cost	63	—	63
Amortization of bond discounts and deferred debt issue costs (included in interest expense)	5	—	5
Other non-cash items	1	—	1
Changes in operating assets and liabilities, excluding amounts from acquisitions and divestitures:
Billed receivables	(117)	—	(117)
Contracts in process	(36)	(34)	(70)
Inventories	(55)	(5)	(60)
Other assets	(45)	(3)	(48)
Accounts payable, trade	65	(11)	54
Accrued employment costs	27	10	37
Accrued expenses	(41)	(4)	(45)
Advance payments and billings in excess of costs incurred	(109)	48	(61)
Income taxes	32	(1)	31
Excess income tax benefits related to share-based payment arrangements	(3)	—	(3)
Other current liabilities	(8)	3	(5)
Pension and postretirement benefits	(23)	—	(23)
All other operating activities	(62)	20	(42)

Net cash from operating activities	$617	$—	$617